Morgan Stanley First Quarter 2026 Earnings Results

Morgan Stanley Reports Net Revenues of $20.6 Billion, EPS of $3.43 and ROTCE of 27.1%

NEW YORK, April 15, 2026 – Morgan Stanley (NYSE: MS) today reported net revenues of $20.6 billion for the first quarter ended March 31, 2026 compared with $17.7 billion a year ago. Net income applicable to Morgan Stanley was $5.6 billion, or $3.43 per diluted share, compared with $4.3 billion, or $2.60 per diluted share, for the same period a year ago.1

Ted Pick, Chairman and Chief Executive Officer, said, “Morgan Stanley reported a record quarter. Strong execution resulted in net revenues of $20.6 billion, EPS of $3.43 and a ROTCE of 27.1%. Institutional Securities benefited from robust client engagement and strength globally. Wealth Management demonstrated continued momentum, with net new assets of $118 billion and fee-based asset flows of $54 billion. These results affirm the capabilities of our Integrated Firm as we deliver a higher plane of operating performance.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	1Q 2026	1Q 2025
Net revenues	$20,580	$17,739
Provision for credit losses	$98	$135
Compensation expense	$8,542	$7,521
Non-compensation expenses	$4,929	$4,539
Pre-tax income[7]	$7,011	$5,544
Net income app. to MS	$5,567	$4,315
Expense efficiency ratio[9]	65%	68%
Earnings per diluted share[1]	$3.43	$2.60
Book value per share	$66.18	$60.41
Tangible book value per share[5]	$51.58	$46.08
Return on equity	21.0%	17.4%
Return on tangible common equity[5]	27.1%	23.0%
Institutional Securities
Net revenues	$10,721	$8,983
Investment Banking	$2,116	$1,559
Equity	$5,148	$4,128
Fixed Income	$3,358	$2,604
Wealth Management
Net revenues	$8,519	$7,327
Fee-based client assets ($ billions)[10]	$2,792	$2,349
Fee-based asset flows ($ billions)[11]	$53.7	$29.8
Net new assets ($ billions)[12]	$118.4	$93.8
Loans ($ billions)	$186.3	$162.5
Investment Management
Net revenues	$1,535	$1,602
AUM ($ billions)[13]	$1,868	$1,647
Long-term net flows ($ billions)[14]	$3.3	$8.6

Highlights
•The Firm reported record net revenues and pre-tax income of $20.6 billion and $7.0 billion, respectively.4
•The Firm delivered a strong ROTCE of 27.1%.2,5
•The expense efficiency ratio was 65% for the first quarter, demonstrating operating leverage while continuing to invest in our businesses.3,9,20
•The Standardized Common Equity Tier 1 capital ratio was 15.1%.17
•Institutional Securities reported record net revenues of $10.7 billion reflecting strong performance in our Markets businesses driven by robust client engagement on increased market volatility, and strength in Investment Banking led by advisory.4
•Wealth Management delivered record net revenues of $8.5 billion with a pre-tax margin of 30.4%, reflecting strong asset management revenues, robust levels of client activity and higher net interest income.8 The business demonstrated strong momentum with net new assets of $118 billion and fee-based asset flows of $54 billion for the quarter.11,12
•Investment Management results reflect net revenues of $1.5 billion, primarily driven by asset management fees on higher average AUM. The quarter included positive long-term net flows of $3.3 billion.14

Media Relations: Wesley McDade 212-761-2430 Investor Relations: Leslie Bazos 212-761-5352

First Quarter Results

Institutional Securities

Institutional Securities reported net revenues of $10.7 billion compared with $9.0 billion a year ago. Pre-tax income was $4.2 billion compared with $3.3 billion a year ago.7

Investment Banking net revenues up 36%:

•Advisory revenues increased from a year ago on higher completed M&A transactions, particularly in the Americas.

•Equity underwriting revenues increased from a year ago on higher IPO and convertible offerings.

•Fixed income underwriting revenues increased from a year ago primarily driven by higher investment grade issuances benefitting from increased event-related activity.

Equity net revenues up 25%:

•Record Equity net revenues increased from a year ago with outperformance across businesses and regions, particularly in prime brokerage and derivatives, driven by strong client activity.4

Fixed Income net revenues up 29%:

•Fixed Income net revenues increased from a year ago reflecting strong results across businesses on strong client activity with increases in commodities benefitting from volatility in the energy markets.

Other:

•Other revenues decreased from a year ago primarily driven by realized gains on the sale of corporate loans held-for-sale in the prior year period.

($ millions)	1Q 2026	1Q 2025
Net Revenues	$10,721	$8,983

Investment Banking	$2,116	$1,559
Advisory	$978	$563
Equity underwriting	$396	$319
Fixed income underwriting	$742	$677

Equity	$5,148	$4,128
Fixed Income	$3,358	$2,604
Other	$99	$692

Provision for credit losses	$92	$91

Total Expenses	$6,468	$5,611
Compensation	$3,264	$2,854
Non-compensation	$3,204	$2,757

Provision for credit losses:

•Provision for credit losses in the quarter was driven by individual assessments for certain commercial real estate loans in addition to increased macroeconomic uncertainty.

Total Expenses:

•Compensation expense increased from a year ago primarily driven by higher revenues and stock-based compensation expense related to awards granted in prior periods.

•Non-compensation expenses increased from a year ago primarily driven by higher execution-related expenses.

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Wealth Management

Wealth Management reported record net revenues of $8.5 billion compared with $7.3 billion a year ago. Pre-tax income of $2.6 billion resulted in a pre-tax margin of 30.4%.7, 8

Net revenues up 16%:

•Asset management revenues increased from a year ago on elevated assets driven by higher markets and the cumulative impact of strong fee-based flows.11

•Transactional revenues increased from a year ago driven by a broad-based increase in client activity across products. The prior year quarter included mark-to-market losses on investments associated with DCP which are no longer presented in net revenues.6,15

•Net interest income increased from a year ago primarily driven by the cumulative impact of lending growth and higher average sweep deposits.

Total Expenses:

•Compensation expense increased from a year ago primarily driven by higher compensable revenues.

•Non-compensation expenses decreased from a year ago primarily due to lower amortization of intangible assets. Lower consulting spend also contributed to the decrease, partially offset by higher marketing and business development costs.

($ millions)	1Q 2026	1Q 2025
Net Revenues	$8,519	$7,327
Asset management	$5,079	$4,396
Transactional[15]	$1,127	$873
Net interest	$2,170	$1,902
Other	$143	$156
Provision for credit losses	$6	$44
Total Expenses	$5,922	$5,332
Compensation	$4,648	$3,999
Non-compensation	$1,274	$1,333

Investment Management

Investment Management reported net revenues of $1.5 billion compared with $1.6 billion a year ago. Pre-tax income was $280 million compared with $323 million a year ago.7

Net revenues down 4%:

•Asset management and related fees increased from a year ago on higher average AUM driven by higher market levels and the cumulative impact of positive flows.13

•Performance-based income and other revenues decreased from a year ago primarily due to lower accrued carried interest in our private funds.

Total Expenses:

•Compensation expense decreased from a year ago primarily due to lower compensation associated with carried interest.

•Non-compensation expenses increased from a year ago primarily driven by technology spend and distribution expenses on higher average AUM.

($ millions)	1Q 2026	1Q 2025
Net Revenues	$1,535	$1,602
Asset management and related fees	$1,496	$1,451
Performance-based income and other	$39	$151
Total Expenses	$1,255	$1,279
Compensation	$630	$668
Non-compensation	$625	$611

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Other Matters

•The Firm repurchased $1.75 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•The Board of Directors declared a $1.00 quarterly dividend per share payable on May 15, 2026 to common shareholders of record on April 30, 2026.

•The effective tax rate for the current quarter was 19.6%, reflecting a higher benefit associated with employee share-based payments compared to a year ago.21

	1Q 2026	1Q 2025
Common Stock Repurchases
Repurchases ($MM)	$1,750	$1,000
Number of Shares (MM)	10	8
Average Price	$169.15	$125.88
Period End Shares (MM)	1,580	1,607
Effective Tax Rate	19.6%	21.2%
Capital[16]
Standardized Approach
CET1 capital[17]	15.1%	15.3%
Tier 1 capital[17]	16.8%	17.2%
Advanced Approach
CET1 capital[17]	16.0%	15.7%
Tier 1 capital[17]	17.9%	17.7%
Leverage-based capital
Tier 1 leverage[18]	6.1%	6.9%
SLR[19]	5.0%	5.6%

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Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

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1 Includes preferred dividends related to the calculation of earnings per share for the first quarter of 2026 and 2025 of approximately $156 million and $158 million, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 Firm, Institutional Securities and Equity net revenues and Firm pre-tax income represent records for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which were previously reflected in net revenues in prior periods before 2016, and reflecting the current reporting structure of the Firm (i.e. exclusive of discontinued operations). Net revenues and net income applicable to Morgan Stanley, excluding the impact of DVA, were non-GAAP financial measures in those prior periods that were reconciled to the comparable GAAP financial measures in the respective quarterly reports filed on Form 10-Q.
5 Tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity, also a non-GAAP financial measure, represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. The calculation of tangible book value per common share, also a non-GAAP financial measure, represents tangible common shareholder’s equity divided by common shares outstanding.
6 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025.

Beginning in the first quarter of 2026, hedges for Wealth Management DCP awards were primarily transitioned to derivative instruments with changes in fair value recorded in compensation expense or in other comprehensive income within shareholder's equity and later reclassified to compensation expense in the same period as the related DCP award vests. As a result, the Firm no longer presents non-GAAP measures of net revenues and compensation expense excluding DCP. Wealth Management net revenues included mark-to-market losses associated with DCP of $131 million in the first quarter of 2025.

7 Pre-tax income represents income before provision for income taxes.
8 Pre-tax margin represents income before provision for income taxes divided by net revenues.
9 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
10 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
11 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
12 Wealth Management net new assets represent client asset inflows, inclusive of interest, dividends and asset acquisitions, less client asset outflows, and exclude the impact of business combinations/divestitures and the impact of fees and commissions.
13 AUM is defined as assets under management or supervision.

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14 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class. To conform the reporting of Net Flows with the Assets Under Management or Supervision Rollforward presented in Management’s Discussion and Analysis of our annual and quarterly reports on SEC Form 10-K and 10-Q, beginning in the first quarter of 2026, distributions, which represent returns of capital or returns on investments, are no longer included in Net flows. Distributions for long-term products were $3 billion and $3 billion for the quarter ended March 31, 2026 and 2025, respectively. Prior period amounts have been adjusted to conform with the current period presentation. Please see the financial supplement for addendums containing updated net flows, AUM, average AUM, average fee rates and AUM rollforwards by asset class.
15 Transactional revenues include investment banking, trading, and commissions and fee revenues.
16 Capital ratios are estimates as of the press release date, April 15, 2026.
17 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025.
18 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
19 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $94.2 billion and $86.7 billion, and supplementary leverage exposure denominator of approximately $1.88 trillion and $1.55 trillion, for the first quarter of 2026 and 2025, respectively.
20 During the current quarter, as a result of a March workforce management action, we recognized severance costs of $178 million in Compensation and benefits expense. The workforce management action was related to an effort to improve operational efficiency and manage performance, rather than a change in strategy or exit of businesses. The workforce management action occurred across our business segments and geographic regions and impacted approximately 2% of our global workforce at that time. We recorded severance costs of $94 million in the Institutional Securities business segment, $61 million in the Wealth Management business segment, and $23 million in the Investment Management business segment. These costs were incurred across all regions, with the majority in the Americas.
21 The income tax consequences related to employee share-based compensation payments are recognized in Provision for income taxes in the consolidated income statement, and may be either a benefit or a provision. The impacts of recognizing excess tax benefits upon conversion of awards were $327 million and $208 million for the first quarters of 2026 and 2025, respectively.

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Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025

Revenues:
Investment banking	$2,289	$2,578	$1,711	(11%)	34%
Trading	6,730	3,680	5,111	83%	32%
Investments	146	220	369	(34%)	(60%)
Commissions and fees	1,690	1,557	1,481	9%	14%
Asset management	6,730	6,788	5,963	(1%)	13%
Other	292	212	751	38%	(61%)
Total non-interest revenues	17,877	15,035	15,386	19%	16%
Interest income	15,273	14,954	13,748	2%	11%
Interest expense	12,570	12,099	11,395	4%	10%
Net interest	2,703	2,855	2,353	(5%)	15%
Net revenues	20,580	17,890	17,739	15%	16%
Provision for credit losses	98	18	135	*	(27%)
Non-interest expenses:
Compensation and benefits	8,542	7,063	7,521	21%	14%
Non-compensation expenses:
Brokerage, clearing and exchange fees	1,256	1,128	1,222	11%	3%
Information processing and communications	1,148	1,160	1,050	(1%)	9%
Professional services	602	769	674	(22%)	(11%)
Occupancy and equipment	483	491	449	(2%)	8%
Marketing and business development	310	358	238	(13%)	30%
Other	1,130	1,143	906	(1%)	25%
Total non-compensation expenses	4,929	5,049	4,539	(2%)	9%
Total non-interest expenses	13,471	12,112	12,060	11%	12%
Income before provision for income taxes	7,011	5,760	5,544	22%	26%
Provision for income taxes	1,373	1,336	1,173	3%	17%
Net income	$5,638	$4,424	$4,371	27%	29%
Net income applicable to noncontrolling interests	71	27	56	163%	27%
Net income applicable to Morgan Stanley	5,567	4,397	4,315	27%	29%
Preferred stock dividends	156	147	158	6%	(1%)
Earnings applicable to Morgan Stanley common shareholders	$5,411	$4,250	$4,157	27%	30%

Notes:
–In prior periods, the Firm presented non-GAAP financial measures to adjust net revenues and compensation expense for mark-to-market gains and losses on DCP. Firm net revenues excluding DCP, which represents a non‐GAAP financial measure, were: 4Q25: $17,895 million, 1Q25: $17,888 million. Firm compensation expenses excluding DCP, which represents a non‐GAAP financial measure, were: 4Q25: $6,968 million, 1Q25: $7,523 million.
–Beginning in the first quarter of 2026, the Firm utilizes derivatives to hedge certain DCP awards and as a result will no longer present non-GAAP financial measures excluding DCP.
–The End Notes are an integral part of this presentation. Refer to pages 15 - 21 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025

Financial Metrics:

Earnings per basic share	$3.47	$2.72	$2.62	28%	32%
Earnings per diluted share	$3.43	$2.68	$2.60	28%	32%

Return on average common equity	21.0%	16.9%	17.4%
Return on average tangible common equity	27.1%	21.8%	23.0%

Book value per common share	$66.18	$64.37	$60.41
Tangible book value per common share	$51.58	$50.00	$46.08

Financial Ratios:

Pre-tax margin	34%	32%	31%
Compensation and benefits as a % of net revenues	42%	39%	42%
Non-compensation expenses as a % of net revenues	24%	28%	26%
Firm expense efficiency ratio	65%	68%	68%
Effective tax rate	19.6%	23.2%	21.2%

Statistical Data:

Period end common shares outstanding (millions)	1,580	1,583	1,607	—%	(2%)
Average common shares outstanding (millions)
Basic	1,561	1,564	1,584	—%	(1%)
Diluted	1,576	1,586	1,600	(1%)	(2%)
Worldwide employees	83,922	82,992	81,023	1%	4%

The End Notes are an integral part of this presentation. Refer to pages 15 - 21 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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